                                                                   EXHIBIT 10.18


August 18, 1998


Mr. Timothy A. Hill
1817 Pelham Avenue #101
Los Angeles CA 90025


Dear Mr. Hill:

Following are the basic deal points of the offer of employment to you from TEAM Communications Group, Inc. ("TEAM"):

1.      Start Date: August 18, 1998.

2. Term: One (1) year, with an option at TEAM's discretion for one (1) additional year.

3.      Title: Senior Vice President/Chief Financial Officer

4. Duties and Responsibilities: To perform the usual accounting and financial functions typically associated with the position of a controller, and such other related duties as may be assigned to you from time to time. You will report to Mr. Drew Levin.

5. Compensation: (a) Salary payable at the rate of $115,000 per year, in weekly installments on the Company's usual payroll schedule.

        (b) You will also receive a minimum annual bonus of $10,000, to accrue over the term of this agreement, and such other bonus as is determined at the discretion of the compensation committee of the board of directors.

6. TEAM will further reimburse you for preapproved expenses. Pre-approved expenses will be reimbursed within the normal payables cycle, not to exceed 30 days;

7. Vacations: You will accrue two (2) weeks of vacation the first year of this agreement, and three (3) weeks for each year of service thereafter.

8. Benefits: You will receive health insurance as it is provided to other employees, commencing at the beginning of the first full calendar month, ninety (90) days after start of employment.

Mr. Timothy A. Hill
August 18, 1998
Page 2


9. Exclusivity: You will be full time and exclusive to TEAM during the term of employment.

10. Proprietary Information and Confidentiality: It is agreed that all proprietary information, trade secrets and internal operations of TEAM, including but not limited to the terms and conditions of this agreement, shall remain confidential, except as the necessity arises to have this agreement reviewed by attorneys, accountants or other professionals in the ordinary and usual course of business. This confidentiality provision will survive the term of employment.

11. Stock Options: You will participate in the Company's employee stock option plan in the amount of 10,000 options per year of service, to vest at the end of each year of this agreement, and pursuant to the terms of the existing employee stock option plan.

Please review the above and indicate your acceptance thereof by signing, dating, and returning a copy of this letter. We will thereafter prepare a more formal employment agreement for signature. Until such time this letter agreement will serve to memorialize the terms of your employment. Thank you.

Kind regards,



/s/ DREW S. LEVIN
------------------------------------
Drew S. Levin
President/ CEO

Agreed to and accepted:



    /s/ TIMOTHY A. HILL                   Date: 8/20/1998
------------------------------------
        Timothy A. Hill
Social Security No. ###-##-####